NEWS RELEASE

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                                                            CUNNINGHAM
                                                    GRAPHICS INTERNATIONAL, INC.

NEW YORK o NEW JERSEY o LONDON o HONG KONG
629 Grove Street o Jersey City, New Jersey 07310 o 201/217-1990



                   CUNNINGHAM GRAPHICS INTERNATIONAL ACQUIRES
                           LOS ANGELES COUNTY PRINTER

     JERSEY CITY, NJ - July 14, 1999 - Cunningham Graphics International, Inc. (NASDAQ NM: CGII) announced today that it has completed the acquisition of MVP Graphics, Inc., a premier commercial sheetfed printer located in Santa Fe Springs, California serving the Los Angeles and Orange County markets.

     MVP Graphics is a high quality sheetfed printer which provides prepress, six color sheetfed printing, bindery and complete in-house die cutting services to a broad range of commercial and industrial clients. George Chou, Brown Tsui, Wayne Hsieh and William Shaw, the founders of MVP Graphics, will continue to be responsible for the day-to-day operations of MVP Graphics.

     Michael Cunningham, Chairman and Chief Executive Officer of Cunningham Graphics International, commented, "The acquisition of MVP Graphics will allow us to utilize MVP's third shift production capacity to offer significant value to our global clients who need print distribution on the West Coast. MVP Graphics will become an integral part of the World Research Link(TM)."

     Management expects MVP Graphics' 1999 revenues to be in excess of $7 million and to be accretive to Cunningham Graphics International's 1999 earnings. Terms of the transaction were not disclosed.

     George Chou, President of MVP Graphics, commented "The combination of MVP with Cunningham Graphics will allow us to utilize their financial resources and expertise to grow our business to the next level which will in turn enhance our services to our existing clients. The opportunity to join such a successful fast growing company is very exciting to me and to all of the employees at MVP Graphics."

     Cunningham Graphics International is a leading consolidator in the graphic communications industry. MVP Graphics is the Company's seventh acquisition completed this year.

     Cunningham Graphics International provides time-sensitive graphic communications services and outsourcing solutions to a blue chip client base. The Company currently operates in select international markets through its facilities in the United States, the United Kingdom, Hong Kong, Singapore and Canada. Graphic communication services provided by the company include, digital communications, document management, offset and digital printing, data output, bindery, fulfillment and mailing services.

     This press release may contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, continued demand for its services, the availability of raw materials, the impact of competitive services and pricing, risks in technology development, changing economic conditions and other risk factors detailed in the Company's filings with the Securities and Exchange Commission.

CONTACT: Gordon Mays                          Robert M. Okin
         Executive Vice President             Chief Financial Officer
         201-217-1990 Ext. 225                (201) 217-1990 Ext. 305


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